Exhibit 99.2

SEALED AIR CORPORATION

SUPPLEMENTARY INFORMATION

REVISED SEGMENT INFORMATION(1)

(unaudited)

	Three Months Ended					Year Ended
	March 31, 2012	June 30, 2012	September 30, 2012	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011	December 31, 2010

Net Sales
Food & Beverage	$895.1	$922.6	$935.5	$986.4	$977.8	$3,739.6	$3,240.6	$2,858.5
Institutional & Laundry	510.2	560.5	527.2	533.6	534.0	2,131.5	534.0	—
Protective Packaging	391.3	390.8	388.9	407.4	404.8	1,578.4	1,594.4	1,469.9
Medical Applications and New Ventures	48.8	50.7	48.7	50.4	46.2	198.6	181.9	161.7

Total Company	$1,845.4	$1,924.6	$1,900.3	$1,977.8	$1,962.8	$7,648.1	$5,550.9	$4,490.1

Depreciation and Amortization
Food & Beverage	$41.4	$36.5	$34.9	$29.4	$36.4	$142.2	$122.2	$120.3
Institutional & Laundry	30.7	32.4	32.6	31.6	35.1	127.3	35.1	—
Protective Packaging	9.7	9.5	10.4	8.7	10.8	38.3	44.1	53.4
Medical Applications and New Ventures	2.7	2.7	4.3	3.4	2.6	13.1	10.9	11.4

Total Company	$84.5	$81.1	$82.2	$73.1	$84.9	$320.9	$212.3	$185.1

Operating Profit
Food & Beverage	$82.3	$69.9	$(228.1)	$114.8	$96.9	$38.9	$371.2	$361.9
Institutional & Laundry	(0.7)	20.9	(976.1)	3.6	(14.8)	(952.3)	(14.8)	—
Protective Packaging	50.9	46.7	52.9	57.0	54.1	207.5	201.7	185.1
Medical Applications and New Ventures	(0.6)	(1.0)	(1.6)	(22.3)	(2.2)	(25.5)	(11.7)	(4.5)

Total segments and other	131.9	136.5	(1,152.9)	153.1	134.0	(731.4)	546.4	542.5
Restructuring and other costs	48.8	28.0	38.1	34.9	86.5	149.8	117.0	7.6

Total Company	$83.1	$108.5	$(1,191.0)	$118.2	$47.5	$(881.2)	$429.4	$534.9

	December 31, 2012	December 31, 2011
Assets by segment(2)
Food & Beverage	$811.9	$806.5
Institutional & Laundry	587.8	582.3
Protective Packaging	331.3	337.3
Medical and New Ventures	37.0	35.0
Assets not allocated	8,247.4	9,670.9

Total Company	$10,015.4	$11,432.0

(1)

The changes to our segment structure have no effect on the historical consolidated results of operations of the Company. Prior period segment results have been revised to the new segment presentation. The results above include the results of Diversey beginning October 3, 2011 (date of acquisition). All results prior to October 3, 2011 include historical Sealed Air results only.

(2)

Only assets which are identifiable by segment and reviewed by our chief operating decision maker by segment are allocated to the reportable segment assets, which are trade receivables, net, and finished goods inventories, net. All other assets are included in “Assets not allocated.”